Exhibit 99.1

For Immediate Release

Contact: Jim Stark, 972-819-0900, jstark@efji.com

Donohoo Named Senior Vice President and General Counsel of EFJ, Inc.

Irving, TX – July 10, 2006 – EFJ, Inc. (NASDAQ: EFJI) announced today that it has appointed Mr. Robert C. Donohoo to the position of senior vice president, general counsel and secretary of EFJ, Inc., effective July 10, 2006.

“Bob brings many years of experience and knowledge to EFJ, Inc. and we are pleased to have someone of his talent and experiences join our company,” said Michael E. Jalbert, chairman and chief executive officer of EFJ, Inc. “Bob’s experience in managing a global legal department provides us with a strong leader to continue building EFJ, Inc. into the future. We are keenly focused on growing our business at EFJ, Inc. and adding talent like Bob’s greatly assists in this effort,” Jalbert added.

Prior to joining EFJ, Inc., Mr. Donohoo served as senior vice president, general counsel and secretary of i2 Technologies, Inc. Prior to i2 Technologies, Inc., Mr. Donohoo was an associate attorney at Shannon, Gracey, Ratliff and Miller, LLP. Mr. Donohoo has a JD from St. Mary’s School of Law, a MS in Taxation and a BBA in Accounting from Texas Tech University.

About EFJ, Inc

EFJ, Inc. is the Irving, Texas based parent company to industry-leading wireless telecommunications solutions businesses. EFJ, Inc. is home to the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions and Transcrypt International, a leader in secure communication solutions. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, EFJ, Inc growing its business, demand for the company’s products and services, the timely procurement of necessary manufacturing components, dependence on continued funding of governmental agency programs, and other risks detailed in EFJ’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006. EFJ undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.

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